ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of June 19, 1998, by and among APPLE SOUTH, INC., a Georgia corporation ("Seller") and DARREL L. ROLPH or his Permitted Assigns ("Purchaser").

                              W I T N E S S E T H :

     WHEREAS, Seller owns and operates a number of Applebee's Neighborhood Grill & Bar ("Applebee's") franchise restaurants;

     WHEREAS, Seller desires to sell to Purchaser certain Applebee's restaurants and related property (excluding real property), and Purchaser desires to purchase such assets, all on the terms and subject to the conditions set forth herein; and

     WHEREAS, on or about the date hereof, Seller has entered into an agreement to sell the Owned Real Property (defined below) to U.S. Restaurant Properties Operating L.P. ("USRP"), and Purchaser desires to lease such properties from USRP;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "ADI's" shall mean Arbitron Rating Areas of Dominant Influence.

     "ADI Personnel" shall mean all employees exclusively involved in the operation or supervision of the Restaurants, including without limitation, those persons listed on Schedule 3.13.

     "Affiliate" means any Person that owns or controls more than a 10% interest in Seller (a "Controlling Affiliate") or in which Seller or a Controlling Affiliate owns or controls more than a 5% interest.

     "Assets" shall mean all of Seller's rights and interests in, to, or under the following:

     (i) all tangible personal property of any kind located in the Restaurants or on the Real Property including, but not limited to, equipment, appliances, machinery, ovens, refrigerators, display cases, shelves, tools, pans, lights, menus, books, cabinets, racks, towels, ornaments, cash registers, tables, chairs, other furniture, bars and bar equipment, tableware, cookware, utensils, furnishings, signage, leasehold improvements, fixtures, uniforms, supplies, food, paper and beverage inventory (including beer, liquor, and wine inventory), and advertising and promotional materials; the Assets also include any of the foregoing property currently held by Seller pursuant to equipment leases, all of which leased equipment will be purchased by Seller prior to Closing at its sole cost and expense pursuant to Section 4.16.

     (ii) all  computer  equipment,  computer  software  and licenses of related

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software, data transmission devices,  manuals and portable computers used by ADI
Personnel primarily in connection with the operation of the Restaurants;

     (iii) $1,500 cash in each Restaurant;

     (vi) all prepaid items relating exclusively to the Business;

     (v) all assignable Permits;

     (vi) all assignable rights under all express or implied warranties of manufacturers, distributors, or retailers or other third parties or other claims for damages or loss relating to the Assets;

     (vii) all of Seller's supplier lists, demographic, statistical, and other information related exclusively to the Business;

     (viii) copies of Seller's employee records and related personnel files related to those current employees of Seller who are employed by Purchaser as of the Closing (subject to execution of a release by each affected employee allowing for the disclosure of such files);

     (ix) the Contracts and Leases;

     (x) all records and files related to the Leased Real Property such as rent calculations, landlord correspondence, construction documents, title reports, environmental and engineering reports, appraisals, surveys, etc; records of all service and maintenance histories, if any, of the Assets; all records relating to warranties, service agreements, or similar agreements pertaining to the Assets; and copies of any other records and files that contain information material to the Business or the Assets, in whatever media such records or files are kept;

     (xi) any written information in Seller's possession related to any pending or proposed ordinance or regulation in any state, county, municipality, or other governmental unit affecting the Business;

     (xii) rights to existing Restaurant telephone numbers; and

     (xiii) all of Seller's other rights and property interests of any nature which are customarily and exclusively used in the operation of the Restaurants.

     "Assets" shall not include cash in the Restaurants in excess of $1,500 per Restaurant, the Owned Real Property, bank accounts, or any other property, tangible or intangible, real or personal, not described above.

     "Assumed Liabilities" shall mean (i) all obligations of Seller that accrue after the Closing under the terms of the Contracts and Leases, (ii) all obligations of Seller under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3,
(iii) obligations arising after the Closing under any Permits which are assigned to Purchaser,, and (iv) all Property Taxes and all other obligations with respect to the Assets that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3, (v) all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing, (vi) gift certificates issued by Seller prior to Closing, and (vii) accrued but unvested vacation of ADI Personnel assumed pursuant to Section 6.3(c). Assumed Liabilities shall not include any liability, obligation, payment, duty, or responsibility of any nature except as expressly described above and specifically shall not include (i) liabilities or obligations of Seller arising out of any breach by Seller of any of the Contracts or Leases; (ii) liabilities or obligations of Seller with respect to the Owned Real Property; (iii) except as provided in clauses (ii) or (iv) above, liabilities or obligations of Seller under any of the Contracts or Leases or other Assets that accrue in any such

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case prior to the Closing or are  attributable  to the period  prior to Closing,
including,   without  limitation,   base  rent,  percentage  rent,  common  area
maintenance or similar charges and any adjustments with respect to such items of rent and other charges; (iv) any liabilities or obligations of Seller under the Franchise Agreements; (v) any liability of Seller for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any "dram shop" liability);
(vi) any federal, state, or local tax liability of Seller except to the extent expressly assumed hereunder, (vii) any contractual claim based on any lease, contract, or agreement other than the Contracts and Leases; (viii) any liability, obligation, or responsibility of Seller to Seller's employees, agents, or independent contractors with respect to wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing (except for accrued but unvested vacation assumed pursuant to Section 6.3(c)); and (ix) any liability or obligation of Seller arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of attorneys and accountants, except as otherwise expressly provided herein.

     "Bill of Sale and Assignment Agreement" shall mean an instrument in substantially the form of Exhibit A hereto pursuant to which the Assets will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities.

     "Business" shall mean the business of owning and operating the Restaurants and developing and opening new Applebee's Neighborhood Grill & Bar restaurants in the Territory, as conducted prior to the Closing by Seller pursuant to the Franchise Agreements.

     "Closing" shall have the meaning set forth in Section 2.6 hereof.

     "Closing Date" shall mean the time and date that the Closing occurs.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consents" shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts and the Leases without resulting in any default or penalty thereunder.

     "Contracts" shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements are not included within the meaning of "Contracts."

     "Disclosure Memorandum" shall mean the set of numbered schedules referencing Sections of this Agreement delivered by Seller and dated of even date herewith, as supplemented by new or amended schedules delivered by Seller prior to the Closing.

     "Effective Time" shall have the meaning set forth in Section 2.5 hereof.

     "Environmental Laws" shall mean all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil, and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, presence, management, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes,

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directives,  orders,  decrees,  judgments,   injunctions,   consent  agreements,
stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization,
and  other  operating   authorizations,   entered,   promulgated,   or  approved
thereunder.

     "Environmental Permits" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

     "Excluded Restaurant" shall mean a Restaurant designated as such in accordance with Section 2.8.

     "Forum" shall mean any federal,  state, local, municipal, or foreign court,
governmental   agency,   administrative  body  or  agency,   tribunal,   private
alternative dispute resolution system, or arbitration panel.

     "Franchise Agreements" shall mean those development  agreements,  franchise
agreements,   and  other  agreements  between  Seller  and  Franchisor  relating exclusively to the Territory.

     "Franchisor" shall mean Applebee's International, Inc.

     "Financial Statements" shall have the meaning set forth in Section 3.8.

     "Government" shall mean any federal,  state, local,  municipal,  or foreign
government   or   any   department,    commission,    board,   bureau,   agency,
instrumentality, unit, or taxing authority thereof.

     "Hazardous  Material" shall mean all substances and materials designated as
hazardous  or  toxic  as  of  the  date  hereof   pursuant  to  any   applicable
Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Knowledge of Seller" (or words of like effect) when used to qualify a representation, warranty, or other statement shall mean the actual knowledge of Sellers' directors of operations for the Territory and all management of Seller senior thereto.

     "Leased Real Property" shall mean those tracts and parcels of land leased by Seller pursuant to the Leases and all buildings, fixtures, signs, parking facilities, and other improvements located thereon and appurtenances subject to the Leases.

     "Leases" shall mean the leases of real property and improvements described on Schedule 1.1B. Schedule 1.1B shall include for each Lease all amounts due and payable up to the Closing Date, including without limitation, base rent, percentage rent common area maintenance and similar charges (such amounts shall be estimated if not known).

     "Material Contracts" shall mean all Contracts that involve (i) monetary obligations of Seller of more than $5,000 per year, or (ii) a term greater than twelve (12) months, and that are not cancelable by Seller upon thirty days notice or less, a list of which are set forth on Schedule 1.1C.

     "Minor Contracts" shall mean all Contracts that are not Material Contracts.


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     "Orders"  shall mean all  applicable  orders,  writs,  judgments,  decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "Owned Real Property" shall mean those tracts and parcels of land owned by Seller on which a Restaurant is located and all buildings, fixtures, signs, parking facilities, and other improvements located thereon and appurtenances thereto.

     "Permits" shall mean all rights of Seller under any liquor, alcoholic beverage, beer and wine licenses, other licenses of every kind, certificates of occupancy, and permits or approvals of any nature, from governmental and regulatory authorities which relate exclusively to the Business, the Restaurants, or the Leased Real Property.

     "Permitted Assigns" shall mean an entity to be formed which will be controlled by Darrel L. Rolph and David K. Rolph.

     "Permitted Encumbrances" shall mean (i) such easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments and any other encumbrances of record as of the effective date of the Title Commitments, (ii) ordinances (municipal and zoning), (iii) survey matters, and (iv) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the effective date of the Title Commitments and before the Closing, in each such case, to the extent that such encumbrances could not reasonably be expected to materially interfere with or impair Purchaser's use of the Leased Real Property for Applebee's Neighborhood Grill & Bar Restaurants or that are waived, or deemed to be waived, by Purchaser pursuant to Section 7.1(a). Permitted Encumbrances shall include in the case of both Leased Real Property and personal property all liens for taxes not yet due and payable.

     "Person" shall include an individual,  a  partnership,  a joint venture,  a
corporation,   a  limited   liability   company,   a  trust,  an  unincorporated
organization, a government, and any other legal entity.

     "Property Taxes" shall mean all ad valorem, real property, and personal property taxes, all general and special private and public assessments, all other property taxes, and all similar obligations pertaining to the Assets.

     "Purchase  Price  Adjustment  Schedule" shall have the meaning set forth in
Section 2.3.

     "Real Property" shall mean the land and improvements comprising the Owned Real Property, the Leased Real Property and any other leased real property on which the Restaurants are located.

     "Remediation List" shall have the meaning set forth in Section 6.6.

     "Restaurants" shall mean the 16 Applebee's Neighborhood Grill & Bar restaurants operated by Seller at the locations set forth on Schedule 1.1A.

     "Schedules" shall mean the numbered sections of the Disclosure Memorandum.

     "Seller Plans" shall have the meaning set forth on Schedule 3.15.

     "Solid Waste" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, excise and ad valorem, transfer, franchise, profits, license,

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withholding,  payroll,  employment,  severance,  stamp, occupation,  property or other taxes, customs, duties, fees, assessments or charges of any nature whatsoever together with any interest, penalties, addition to tax, or additional amounts imposed by any taxing authority, domestic or foreign.

     "Termination Date" shall mean the earlier of (i) August 31, 1998 or (ii) the date which is thirty (30) days after the Closing Date.

     "Territory" shall mean those ADI's particularly set forth on Schedule 1.1D.

     "Title Commitments" shall have the meaning set forth in Section 4.12.

     "Title Policies" shall have the meaning set forth in Section 4.12.

                         ARTICLE II - PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, assign and deliver to Purchaser all of Seller's right, title, and interest in and to the Assets free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchaser shall purchase the Assets from Seller for the Purchase Price set forth in Section 2.3.

     2.2 Assumption of Liabilities. As of the Effective Time, Purchaser shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due.

     2.3 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Ten Million Dollars ($10,000,000.00) adjusted as follows:

     (a) The amount of the purchase price shall be increased by (i) all Property Taxes accruing with respect to the Assets after the Closing that have been paid by Seller prior to Closing; (ii) all amounts paid by Seller under the Contracts and Leases that pertain to periods after the Closing; and (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses (except as provided in Section 2.3(d)), utility charges, and the like) to the extent that the same will benefit Purchaser after the Closing.

     (b) The amount of the purchase price shall be decreased by (i) all Property Taxes accruing with respect to the Assets prior to the Closing that are due and payable after the Closing and that have not been paid as of the Closing, (ii) all amounts payable under the Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing (including those amounts as set forth on Schedule 1.1B), (iii) the estimated cost of vacation accrued as but unvested of the Closing Date with respect to ADI Personnel hired by Purchaser the cost of which is being assumed by Purchaser pursuant to Section 6.3(c), and (iv) all amounts on the Remediation List, unless repaired to Purchaser's reasonable satisfaction prior to Closing.

     (c) The amount of the purchase price shall be further adjusted to reflect any expense paid by one party which the other party has agreed to pay or share pursuant to Section 10.1 or otherwise pursuant to this Agreement.

     (d) Notwithstanding anything contained herein to the contrary, all rebates of advertising payments made by Seller, including without limitation, amounts paid to Franchisor's national marketing fund related to the Restaurants, shall belong to Purchaser and there shall be no reduction of the Purchase Price regarding any such amounts.


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     (e) Not less than three days prior to the Closing,  the parties hereto will prepare a draft of a closing statement setting forth the adjustments to the purchase price made pursuant to this Section 2.3.

     The foregoing adjustments shall be calculated by the parties and set forth on a Purchase Price adjustment schedule (the "Purchase Price Adjustment Schedule") which shall be signed by both parties at Closing. The Purchase Price shall be paid by Purchaser on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller. On or about February 15, 1999, the parties shall reconcile the actual amount of prorations that were estimated at Closing as well as the accrued but unvested vacation time of Seller's employees assumed by Purchaser hereunder that has actually vested with the estimated amounts thereof. To the extent that the actual amounts differ from the amounts estimated on the Purchase Price Adjustment Schedule or prorations or adjustments other than those reflected on the Purchase Price Adjustment Schedule are discovered after the Closing, the parties agree to remit the correct amount of such items to the appropriate party as and when same are determined.

     2.4 Deliveries at the Closing. (a) At the Closing, Seller shall deliver to Purchaser the following:

     (i) A certificate executed by Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that subject to the matters disclosed in the Disclosure Memorandum, as it may be supplemented by Seller from time to time, all representations and warranties of Seller in this Agreement are true in all material respects as of the Closing Date and will not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) A certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller executing this Agreement, the Bill of Sale and Assignment Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing such certificate;

     (iii) The opinion of Kilpatrick Stockton LLP, counsel to Seller, in substantially the form of Exhibit B hereto;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Seller;

     (v) The Consents;

     (vi) A Cross-Receipt, duly executed by Seller;

     (vii) To the extent necessary pursuant to Section 7.2(f) below, a mutually acceptable liquor license management agreement or agreements;

     (viii) All operating  manuals and other  documents  provided by Franchisor;
and

     (ix) Any other documents that Purchaser may reasonably request at least three days prior to the Closing in order to effectuate the transactions contemplated hereby.


     (b) At the Closing Purchaser shall deliver to Seller the following:


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     (i) A  certificate  executed by  Purchaser,  dated as of the Closing  Date,
certifying   in  such  detail  as  Seller  may   reasonably   request  that  all
representations and warranties of Purchaser in this Agreement are true in all material respects as of the Closing Date;

     (ii) A certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying in such detail as Seller may request
(A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assignment Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing such certificate;

     (iii) The funds constituting the Purchase Price;

     (iv) The Bill of Sale and Assignment Agreement, duly executed by Purchaser;

     (v) The opinion of Hinkle, Eberhart & Elkouri, L.L.C., counsel to Purchaser, in substantially the form of Exhibit C hereto;

     (vi) A Cross-Receipt, duly executed by Purchaser; and

     (vii) Any other documents that Seller may reasonably request at least three days prior to the Closing.

     2.5 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants shall transfer at such time (the "Effective Time"). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Seller. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller prior to the Effective Time and upon the Purchaser thereafter.

     2.6 Closing. The closing of the transactions described in this Article II (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. on July 31, 1998, or on such other date and time as may be mutually agreed upon by the parties hereto. Purchaser may delay the Closing for up to three business days following receipt of any amendment to the Disclosure Memorandum.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets as set forth on Exhibit D hereof. Each party hereby agrees that it will not take a position on any income tax return or form, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this Section 2.7 or Exhibit D.

     2.8 Excluded Restaurant. (a) If prior to Closing Seller is unable to obtain a required Consent to the assignment of a Lease, Purchaser may designate at Closing the affected Restaurant as an Excluded Restaurant; provided, however, that notwithstanding anything herein to the contrary, no more than one (1) Restaurant may be designated as an Excluded Restaurant.

     (b) If a Restaurant is designated as an Excluded Restaurant in accordance with Section 2.8(a), then the Lease and all other Assets relating exclusively to such Excluded Restaurant shall not be transferred to Purchaser hereunder,

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
Assumed Liabilities pertaining to such Excluded Restaurant shall not be assumed by Purchaser hereunder, and the Purchase Price shall be reduced by the amounts allocated to such Excluded Restaurant and attendant Assets on Schedule 2.8.

     2.9 Further Assurances. From time to time after the Closing at Purchaser's request and expense, Seller shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.


             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations and exceptions set forth in the Disclosure Memorandum dated of even date hereof, as supplemented or amended from time to time by Seller prior to the Closing Date, regardless of whether any Schedule constituting a part of the Disclosure Memorandum is referenced in any specific provision below, Seller hereby represents and warrants to Purchaser as follows:

     3.1 Organization, Qualifications and Corporate Power. Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed as a foreign corporation, in good standing to do business in Iowa. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment Agreement, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement.

     3.2 Authorization. The execution, delivery, and performance by Seller of this Agreement, the Bill of Sale and Assignment Agreement, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller pursuant to this Agreement have been duly authorized by all necessary corporate actions or proceedings on the part of Seller, including approval by the Board of Directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary under its Articles of Incorporation or bylaws, by law, or otherwise to authorize the execution and delivery by the Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby.

     3.3 Non-Contravention. Subject to obtaining the consents to assignment of the Leases and Material Contracts set forth on Schedule 3.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Seller's Articles of Incorporation or Bylaws, result in a breach of any agreement or other instrument to which Seller is a party (except for defaults under Minor Contracts where the consent of the other party or parties to such contract to the assignment thereof will not be obtained) or violate any law or any order, rule, or regulation applicable to Seller of any Forum having jurisdiction over Seller; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any Forum other than any filing required under the

HSR Act and the expiration of any applicable waiting period thereunder. Schedule
3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and to each Material Contract to which it is applicable.

     3.4 Validity. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. The documents delivered by Seller at Closing will be sufficient to transfer to Purchaser all of Seller's right, title and interest in and to the Assets.

     3.5 Assets. (a) Seller has good and valid title to all of the Assets constituting personal property, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

     (b) The Assets constitute all tangible personal property required to operate the Restaurant in accordance with the Franchise Agreements or necessary to operate the Restaurants in accordance with Seller's historical practices, except for assets which are not being conveyed hereunder which Seller has historically used in the operation of the Restaurants and Seller's other restaurants located outside the Territory.

     (c) There are no assets or property of any nature which is not being transferred to Purchaser hereunder that has been customarily used exclusively in the operation or ownership of the Restaurants other than Permits and software licenses that are not assignable.

     (d) Each Asset constituting tangible personal property having a fair market value of $1,000 or more is in good operating condition consistent with its age, subject to normal wear and tear.

     (e) Substantially all inventories located at the Restaurants, including, but not limited to, food, beverage, supplies, liquor, paper products and uniforms, are saleable or usable in the ordinary course of business for their intended use and exist in such quantity as necessary to operate the Restaurants in accordance with Seller's historical practices and the terms of the Franchise Agreements.

     (f) The buildings, fixtures, parking facilities, trash facilities, fences and other improvements, appurtenances and hereditaments at or on each Restaurant are in good condition, commensurate with their age, with reasonable wear and tear excepted, and in compliance in all material respects with all federal, state and local laws, rules and regulations and leases and lease provisions.

     3.6 Contracts and Leases. (a) Each Material Contract and Lease is a valid and subsisting agreement, without any material default of Seller thereunder, and to the knowledge of Seller, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a default under any Material Contract or Lease. A true and correct list of each Material Contract and Lease and every amendment thereto or other agreement or document relating thereto is set forth as Schedule 3.6 to this Agreement. True and correct copies of the Material Contracts and Leases (and any amendments thereto) have been provided to Purchaser. At the time of Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Contract and Lease, except to the extent that any payment due is set forth on the Purchase Price Adjustment Schedule and deducted in calculating the

Purchase Price pursuant to Section 2.3.

     (b) No Contract or Lease has been assigned by Seller or any interest granted therein by Seller to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim.

     (c) Seller's possession of property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller adverse to its rights in such leasehold interests.

     (d) The Contracts have been entered into in the ordinary course of Seller's business and, to Seller's knowledge, contain commercially reasonable terms.

     (e) Seller is in compliance with its obligations under the Franchise Agreements with respect to remodeling of the Restaurants.

     3.7 Real Property. (a) Schedule 3.7(a) sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property, Leased Real Property or other leased Real Property, and whether the improvements are owned or leased.

     (b) The water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and to Seller's knowledge, there is no condition which will result in the termination of the present access from each parcel of Real Property to such utility services and other facilities.

     (c) Seller has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant, all of which are assignable and shall be assigned to Purchaser at Closing.

     (d) Seller has received no notice that any Government having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

     (e) The Real Property and the present uses thereof comply in all material respects with all material laws and regulations (including zoning laws and ordinances) of each Government having jurisdiction over the Real Property, and Seller has received no notice from any Government alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Government having jurisdiction over the Real Property.

     (f) To the knowledge of Seller, no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any Government has been served upon the Real Property or received by Seller, or to the knowledge of Seller after due inquiry received by any owner of any of the Leased Real Property, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

     (g) Seller holds all Environmental Permits necessary for conducting the Business and has conducted, and is presently conducting, the Business in material compliance with all applicable Environmental Laws and Environmental Permits held by it, including, without limitation, all record keeping and filing requirements. Seller has not taken or omitted to take any action relating to the Real Property that would result in any liability to Seller or any subsequent owner or lessee of the Real Property under any Environmental Law. To the Seller's knowledge, all Hazardous Materials and Solid Waste, on, in, or under Real Property have been properly removed and disposed of, and to the Seller's knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, under, or off-site from any Real Property will subject the Purchaser, or any subsequent owner, occupant, or operator of the Real Property to corrective or compliance action or any other liability. There are no presently pending, or to Seller's knowledge, threatened Actions or Orders against or involving Seller relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits with respect to the Real Property, nor to Seller's knowledge is Seller subject to any liability for any such past or ongoing violation. Matters referenced above of which Seller has knowledge, if any, are referenced on Schedule 3.7(g).

     3.8 Financial Statements. Schedule 3.8 contains for each Restaurant unaudited statements of operations as of the end of the 1997 fiscal year and for each fiscal month ended thereafter through the date hereof for which such statements are available, prepared in accordance with generally accepted accounting principles, except for the absence of explanatory notes and except as otherwise expressly described therein (the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's historical practices and fairly present the operations of the Restaurants for the periods presented and as of their respective dates.

     3.9 Taxes. All Property Taxes relating to the Assets have been fully paid for 1997 and all prior tax years and there are no delinquent property tax liens or assessments. Seller has also timely filed (or will timely file) all other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by Seller up to the Closing Date. Seller has paid (or will timely pay) all Taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by all governmental entities or taxing authorities, which are due and payable prior to the Closing Date or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in lien on any of the Assets. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller's knowledge, threatened against Seller with respect to Taxes, interest, penalties, governmental charges, duties, or fines, nor are any such matters under discussion with any governmental authority, nor have any claims for additional Taxes, interest, penalties, charges, fines, fees, or duties been received by assessed against Seller that in any such case affect the Assets.

     3.10 Litigation. Except as set forth on Schedule 3.10, there is no material Action or Order pending or, to the knowledge of Seller, threatened against or affecting Seller that pertains to the Restaurants, or any of the Assets before any Forum.

     3.11 Permits. Seller has all material Permits as are necessary to operate the Restaurants. Seller has fulfilled and performed all of its material obligations with respect to such Permits and, to the knowledge of Seller, no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits.

     3.12 Health and Safety Requirements. To the knowledge of Seller, Seller is in compliance with all laws, governmental standards, rules and regulations applicable to Seller or to any of the Assets in respect to the Americans with Disabilities Act and similar state laws, occupational health and safety laws, and environmental laws.

     3.13 Employment Contracts, Etc. Seller is not is a party to any written employment agreements related to the employees at the Restaurants (or any oral agreements providing for employment other than employment "at will") or any deferred compensation agreements. Schedule 3.13 hereto is a true and complete list (i) of each person employed in connection with the operation of the Restaurants, from and including each assistant manager and assistant kitchen manager up through Vice President of Operations for the ADIs; and (ii) each other salaried employee whose duties are primarily related to Seller's operations in the ADIs who could during the current fiscal year receive, compensation (including all bonuses, perquisites and other items of value) in excess of Thirty Thousand Dollars ($30,000). For each such person, Schedule 3.13 lists the full name, job title or duty, salary and bonus. Seller shall, as soon as possible after the date hereof, provide Purchaser with ESOP and 401(K) account balances for such employees.

     3.14 Labor Matters. Seller is not and never has been a party to any collective bargaining or other labor agreement affecting the Business. To the knowledge of Seller, there is no pending or threatened labor dispute, strike, work stoppage, union representation, election, negotiation of collective bargaining agreement, or similar labor matter affecting the Business. Seller is not involved in any controversy with any group of its employees or any organization representing any employees involved in the Business, and to the knowledge of Seller, Seller is in compliance with all applicable federal and state laws and regulations concerning the employer/employee relationship, including but not limited to wage/hour laws, laws prohibiting discrimination, and labor laws. Seller is in compliance with all of its agreements relating to the employment of its employees, including, without limitation, provisions thereof relating to wages, bonuses, hours of work and the payment of Social Security taxes, and Seller is not liable for any unpaid wages, bonuses, or commissions or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

     3.15 Employee Benefits. (a) Schedule 3.15 hereto contains a true and complete list of all the following agreements or plans of Seller which are presently in effect and which pertain to any of the ADI Personnel:

     (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Sellers maintains or to which Seller has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) are herein collectively referred to as the "Seller Plans").

     (b) Seller does not presently contribute and/or has never contributed or been obligated to contribute to a multi employer plan as defined in section 3(37)(A) of ERISA.

     (c) No Seller Plan is subject to Title IV of ERISA.

     (d) Seller has provided to Purchaser copies of all Seller Plans and with respect to each of Seller's Plans to the extent applicable (i) true and complete copies of all documents embodying or relating to each Seller Plan including without limitation, the plan and trust or other funding arrangement relating thereto, summary plan descriptions, employee handbooks or personnel manuals and all amendments thereto (ii) the most recent annual report, if any, required by ERISA and (iii) the most recent determination letter received from the Internal Revenue Service.

     3.16 Accuracy of Schedules, Certificates and Documents. All information contained in any certificate furnished to Purchaser pursuant to this Agreement or in the Disclosure Memorandum is or will be when furnished both complete and accurate in all material respects and will not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and all documents furnished to Purchaser pursuant to this Agreement which are documents described in this Agreement or in the Disclosure Memorandum are true and correct copies of the documents which they purport to represent.

     3.17 Employees. Seller has not made any statements to its employees which are inconsistent with the provisions of Section 6.3 hereof.

     3.18 Insurance. Schedule 3.18 is a true and complete list and brief description of all property, fire, casualty, liability, life, worker's compensation, and other forms of insurance of any kind owned or held by Seller regarding the Assets or the Restaurants. All such policies (a) are in full force and effect, (b) are valid and outstanding policies, (c) insure against the risks of the kind customarily insured against and in the amounts customarily carried by entities similarly situated, and (d) provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.18.

     3.19 Affiliates. Seller has not been a party to, and there does not now exist, any transaction affecting the Restaurants or the Assets (including without limitation the purchase, sale or exchange of property or the rendering of any service) with any Affiliate of Seller or any entity in which any of them owns a beneficial interest.


                        ARTICLE IV - COVENANTS OF SELLER

     4.1 Performance of Real Property Leases and Contracts; Lease Options. Seller shall, through the Closing Date, continue to faithfully and diligently perform each and every continuing obligation of Seller, if any, under each of the Leases and Contracts, where the failure to do so would have a material adverse effect on the operations of a Restaurant. Seller shall, through the Closing Date, exercise any option becoming exercisable under a Lease to extend the term of such Lease.

     4.2 Transfer of Licenses and Permits. Seller shall use commercially reasonable efforts to assist Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of the Restaurants.

     4.3 Liabilities of Seller. All liabilities of Seller related to the Business or the Assets that are not Assumed Liabilities will be promptly paid by Seller as they come due.

     4.4 Agreements Respecting Employees of Seller.

     (a) Prior to the Effective Time without the prior written approval of Purchaser, Seller shall not transfer or reassign to operations outside the Business any employee exclusively involved in the operation or supervision of the Restaurants ("ADI Personnel"). The parties hereto recognize that Mario Cernadas will be reassigned on or about the Closing Date and shall not be considered to be ADI Personnel for purposes of this Agreement. However, notwithstanding anything contained herein to the contrary, Purchaser may contact, solicit or hire Mario Cernadas. At the Effective Time, Seller shall terminate the employment of all ADI Personnel. For a period of twelve months following the Closing, Seller shall not solicit for employment or hire any person who is a salaried employee of Purchaser.

     (b) Seller shall be solely responsible for any severance amounts due or granted by Seller to any ADI Personnel.

     (c) Seller shall cooperate with Purchaser in the transition of coverage of ADI Personnel from Seller's health, medical, life insurance, and other welfare plans to plans maintained by Purchaser.

     4.5 Conduct of Business. (a) From the date hereof until Closing, Seller shall (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using commercially reasonable efforts in keeping with Seller's historical practices to preserve and maintain the services of its employees and its relationships with suppliers and customers, (ii) pay all bills and debts incurred by it related to the Business promptly as they become due, and (iii) consult in advance with Purchaser on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

     (b) In particular, and without limiting the foregoing, with respect to the Business, Seller shall:

     (i) maintain the Assets consistent with past practices;

     (ii) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller's historical practice; and (iii) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations;

     (iv) continue to conduct the advertising activities and efforts as set forth on Schedule 4.5A;

     (v) continue to conduct on a timely basis all normal period Asset maintenance;

     (vi) continue to conduct on a timely basis all Restaurant remodeling and refurbishing as set forth on Schedule 4.5B.

     (c) Further, with respect to the Restaurants, Seller shall not, without the express prior written approval of Purchaser:

     (i) change in any material manner the ownership of the Assets;

     (ii) increase the rate of compensation to ADI Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans, except for payments under the stay-bonus plan providing for payment of bonuses upon the Closing; (a copy of which is attached to Schedule 3.13).

     (iii) mortgage, pledge, or subject to lien any of the Assets;

     (iv) sell or otherwise dispose of any Asset except in the ordinary course of business;

     (v) enter into, terminate, or modify any Material Contract or waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract that would materially impair the interests or rights of Seller to be transferred to Purchaser hereunder except in the ordinary course of business;

     (vi) cancel or terminate or consent to or accept any cancellation or termination of any Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Lease that would materially impair the interests or rights of Seller to be transferred to Purchaser hereunder.

     (vii)  establish  or adopt any new  "employee  benefit  plan" as defined in
Section 3(3) of ERISA.

     4.6 Access to Information. Seller shall afford Purchaser, its counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement from the date hereof until the Closing, during normal business hours, to the offices, properties, books, and records of Seller with respect to the Assets and the Restaurants and shall furnish to Purchaser such additional financial and operating data and other information as Seller may possess and as Purchaser may

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
reasonably request, subject to Purchaser's obligations regarding the confidentiality of such information as set forth in Section 6.2 hereof; provided, however, that such access shall be arranged in advance by Purchaser with Seller and will be scheduled in a manner and with a frequency calculated to cause only a reasonable disruption of the business of Seller.

     4.7 [Intentionally left blank.]

     4.8 Reporting Requirements. Through the Closing Date, Seller shall furnish to Purchaser:

     (a) Promptly after the occurrence, or failure to occur, of any such event, information with respect to any event which (i) has materially adversely affected the Assets or the operations of the Restaurants, (ii) breached any of Seller's representations, warranties contained in Articles III or IV hereof.

     (b) As soon as available and in any event within fifteen business days after the end of each fiscal month, the statement of operations of each Restaurant for such month in the Seller's regularly prepared format.

     (c) Promptly after the commencement of each such matter, notice of all Actions, Orders, or other directives affecting the Business or any Restaurant that, if adversely determined, could materially adversely affect the Assets, the operations, business, prospects or condition (financial or otherwise) of the Restaurant or the ability of Seller to perform its obligations hereunder;

     (d) Such other information respecting the Assets or the operations, business prospects, or condition (financial or otherwise) of the Restaurants as the Purchaser may from time to time reasonably request.

     4.9 Cooperation. Insofar as such conditions are within its reasonable control or influence, Seller will use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby; including obtaining the Consents. The parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder. Seller shall bear any expenses associated with obtaining the Consents; however, Seller shall not be required to make any payment to any party (other than reimbursement of expenses), guarantee any Material Contract or Lease or remain liable for the payment thereof following the Closing, or agree to any concessions or amendment to other contracts, leases or arrangements with such party in order to obtain such consents.

     4.10 Subsequent Contracts. From the date of this Agreement to the Closing Date, Seller shall use commercially reasonable efforts (a) to include in any Material Contracts entered into by Seller ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Purchaser and providing that upon such assignment, Purchaser shall succeed to all of Seller's rights, title, and interests thereunder subject to the Purchaser's assumption of all of Seller's duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would limit in any way the rights, title, and interests of Seller in the Assets.

     4.11 Transition Services. (a) For a period of three months after the Closing, if and to the extent requested in writing by Purchaser, Seller agrees to provide to Purchaser restaurant accounting, POS system support, and other services related to the Restaurants as mutually agreed upon between Seller and Purchaser (the "Services"). Purchaser shall give Seller thirty (30) days advance written notice of the Services requested. The Services shall be provided promptly as requested and shall be provided in substantially the same manner and with the same or similar personnel as Seller previously utilized; provided, however, that the Seller no longer has the personnel to provide such Services, Seller may outsource such Services to a third party.

     (b) Purchaser will pay for the Services on a monthly basis, after receipt of an invoice from Seller, at Seller's direct personnel cost incurred in connection with providing the requested Service or Seller's out-of-pocket cost (if the Services are outsourced), plus an amount of reasonable overhead not to exceed 85% of the base salaries of the personnel providing the Services or overseeing such Services (if the Services are outsourced). Seller's invoice shall detail the personnel used, the amount of time spent, and its calculation of the cost thereof. Direct personnel cost shall include only base salary and benefits normally paid to Seller employees in such capacities.

     (c) Seller is not required to maintain the employment of any specific personnel in connection with providing the Services; provided, however, that if requested by Purchaser, Seller shall offer to specifically designated personnel a bonus incentive to remain for the six (6) month period. The amount of such bonus shall be at the discretion of Purchaser. Such bonus, if accepted by the employee, shall be paid by Purchaser at the end of the three-month period, or for such shorter period as Purchaser may determine.

     4.12 Delivery of Real Estate Documents. As soon as possible, Seller shall provide Purchaser copies of all surveys, title abstracts with respect to the Leased Real Property updated through the date on which Seller acquired a leasehold interest therein, and all environmental reports pertaining to the Leased Real Property, and current ALTA surveys (the "Surveys") and title insurance commitments with respect to the Leased Real Property (the "Title Commitments") pursuant to which Commonwealth Land & Title Company (the "Title Company") will agree to issue at Closing Lessee's policies of title insurance ("Title Policies") on American Land Title Association standard form of Leaseholder owner's policy to insure leasehold estates, showing no exceptions except as shown in the Lessee Title Commitments. The Title Policies shall insure the Purchaser that, upon consummation of the transactions herein contemplated, Purchaser will be vested with a good, valid, marketable and insurable Leasehold estate in and to the Leased Real Property, subject only to the Permitted Encumbrances.

     4.13 Employee Benefits. Seller agrees to indemnify and hold harmless Purchaser from and against all losses, expenses and liabilities, arising under
Section 4980B of the Code arising from Seller's failure to comply with the continuation requirements of Section 4980B of the Code and sections 601 through 608 of ERISA with respect to ADI Personnel for events occurring on or prior to the date of Closing.

     4.14 No Sale Negotiations. Seller and its representatives and agents shall not solicit, entertain or undertake any negotiations, discussions or contact any party other than Purchaser and its representatives with respect to the sale, transfer or other disposition of any of the Assets (other than in the ordinary course of Restaurant operations), the Restaurants, or any interest, legal, equitable or beneficial, in any of the above.

     4.15 Equipment Leases. Prior to or at the Closing, Seller shall purchase all equipment and other tangible personal property customarily located in the Restaurants or on the Real Property or used exclusively with respect to the Business that is subject to any equipment or other personal property lease. Title to all such property so acquired shall be transferred to Purchaser at Closing free and clear of any lien, security interest, Claim or other encumbrance.


            ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization, Corporate Power, Authorization. Assuming Purchaser assigns this Agreement to a Permitted Assign which is a corporation, the Permitted Assign will be a corporation duly organized, validly existing, and in good standing under the laws of its state of organization and in each other jurisdiction in which it is lawfully required to qualify to conduct business. Purchaser has the power and authority to execute and deliver this Agreement, and Purchaser has or its Permitted Assign will have the power and authority to execute and deliver the Bill and Sale and Assignment Agreement, and to consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, and delivery of this Agreement and the Bill of Sale and Assignment Agreement, and performance of all obligations of Purchaser thereunder has been duly taken.

     5.2 Non-Contravention. The consummation by Purchaser's Permitted Assign (if any) of the transactions contemplated hereby and thereby will not violate any provision of its articles of organization or bylaws, as applicable.

     5.3 Validity. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights. When the Bill of Sale and Assignment Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Purchaser or Purchaser's Permitted Assign, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors' rights.

     5.4 Litigation Relating to the Agreement. Purchaser is not a party to, or subject to any judgment, decree, or order entered in any lawsuit or proceeding brought by any governmental agency or instrumentality or other party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

     5.5 Ability. Purchaser has arranged for the financing of the Purchase Price, and all material terms related thereto are finalized. Purchaser has arranged for the leasing of the Owned Real Properties from USRP, and all material terms related thereto are finalized.


                      ARTICLE VI - COVENANTS OF PURCHASER


     6.1 Purchaser Performance. After the Closing Date, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Seller subject to Purchaser's right, in good faith, to contest the amount or validity of such obligation, under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date; provided, however, that this Agreement is intended only for the benefit of the parties hereto and neither this Agreement, nor any of the rights, interests, or obligations hereunder, is intended for the benefit of any other Person.

     6.2 Confidentiality. In connection with the negotiation of this Agreement, Seller may disclose Confidential Information, as defined below, to Purchaser. Purchaser agrees that if the transactions contemplated herein are not consummated, it will return to Seller all documents and other written information furnished to it. Purchaser further agrees to maintain the confidentiality of any and all Confidential Information of Seller and not disclose any Confidential Information to any Person other than its employees, agents, attorneys, lenders and accountants in connection with the transactions contemplated hereby and other than such Person to whom Confidential Information must be disclosed to effect the transactions and who are bound by appropriate non-disclosure agreements or obligations. Purchaser shall not use such Confidential Information for financial gain or in any manner adverse to Seller, except that Purchaser may use such Confidential Information in connection with the ordinary course of operation of the Restaurants after Closing. The foregoing obligations shall not apply to (i) any information which was known by Purchaser prior to its disclosure by Seller; (ii) any information which was in the public domain prior to the disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchaser; (iv) any information which is disclosed to Purchaser by a third party, other than an affiliate, having the legal right to make such disclosure; or (iv) any information which is required to be disclosed by Order of any Forum. For purposes of this Section, "Confidential Information" shall mean any and all technical, business, and other information which is (a) possessed or hereafter acquired by Seller and disclosed to Purchaser and (b) derives economic value, actual or potential, from not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire three years from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law.

     6.3 Seller  Employees.  (a)  Purchaser  shall offer  employment  to all ADI
Personnel as to whom Purchaser has been furnished all employment records at Closing, upon terms and conditions substantially equivalent to those provided by Seller; however, Purchaser shall not be required to provide stock options or any stock purchase rights. For a period of twelve months following the Closing, Purchaser shall not solicit for employment any person who is a salaried employee of Seller or any subsidiary of Seller.

     (b) Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four years and during that period will afford Seller reasonable access to such records during Purchaser's normal business hours. Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser's treatment of its employee records.

     (c) Purchaser agrees with respect to ADI Personnel hired by Purchaser within six (6) months of the Closing Date: (i) to give such employees credit under Purchaser's benefits plans, programs, and arrangements (including credit for accrued vacation which has been charged to Seller under Section 2.3) for such employees' period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Purchaser for purposes of determining such employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to provide coverage to such employees who are eligible under Purchaser's health, medical, life insurance, and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses, and similar amounts paid by individuals and their beneficiaries.

     (d) Each of the ADI Personnel offered employment pursuant to Section 6.3(a) shall be offered employment by Purchaser as an "at will" employee of Purchaser to perform such duties as Purchaser may assign to such employee from time to time. Each such employee shall be subject to the same rules and policies applicable to Purchaser's current employees with respect to all employment related matters including retention, disciplinary action, termination, promotion, compensation, and except as otherwise provided in this Agreement, benefits.

     (e) The covenants of Purchaser contained in this Section are made solely to Seller. Nothing contained in this Section gives or shall be construed as giving any employee of Seller, including ADI Personnel, any right to be employed by

Purchaser in any capacity, for any rate of compensation or for any period of time. No employee of Seller, including ADI Personnel, shall be considered a third party beneficiary of the covenants of Purchaser contained in this Section and Purchaser shall have no liability to any employee on account of its breach of any such covenant.

     6.4  Cooperation.  Insofar as such  conditions  are  within its  reasonable control or influence, Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, Purchaser will (i) promptly provide Franchisor with all information required by Franchisor to determine whether Purchaser will be approved as a franchisee with respect to the Territory, (ii) actively pursue an agreement with Franchisor as to the principal terms of franchise and development agreements with respect to the Territory, and (iii) file all documents required, if any, to obtain approval of the transactions contemplated hereby under the HSR Act within 15 days of the date hereof.

     6.5 Remediation List. Purchaser shall deliver to Seller a list setting forth all remedial actions that would require repair and replacement within sixty (60) days of the date thereof with respect to any of the Assets under reasonable operating standards of a prudent operator and the estimated cost of each such action (the "Remediation List"); provided, however, that each remedial action with respect to any Restaurant must be in excess of $10,000 per item. The aggregate amount set forth on the Remediation List shall be a Purchase Price adjustment pursuant to Section 2.3 of this Agreement, unless repaired by Seller to Purchaser's satisfaction prior to Closing. Purchaser shall use its best efforts to deliver the Remediation List within one (1) month of the date of this Agreement.

               ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Title Examination and Property Inspection. (a) Purchaser shall have fifteen (15) days following receipt of the documents referred to in Section 4.12 (the "Title Inspection Period") in which to furnish Seller a written statement of reasonable objections to exceptions which, in Purchaser's sole judgment, would materially interfere with or impair Purchaser's use of the Leased Real Property for the operation of Applebee's restaurants ("Material Objections"). Seller shall have fifteen (15) days after the receipt of Purchaser's statement of Material Objections to notify Purchaser which Material Objections it shall use its reasonably best efforts to satisfy (but with no obligation to do so) in all material respects. If Seller's notice indicates that Seller does not intend to satisfy all of the Material Objections, Purchaser shall have five (5) days after receipt of Seller's notice to terminate this Agreement by giving written notice of termination to Seller; provided, however, that the failure of Purchaser to so terminate within such five (5) day period shall constitute a waiver by Purchaser of those Material Objections which Seller has declined to attempt to satisfy. If Seller fails to satisfy all Material Objections (which it stated in its notice that it would attempt to satisfy) in all material respects or prior to the Termination Date, then Purchaser's sole right and remedy shall be to either (i) waive the remaining objections and elect to close, or (ii) terminate this Agreement by giving written notice of such termination to Seller. If Purchaser fails to furnish Seller a written statement of Material Objections by the end of the Title Inspection Period with respect to any matter appearing as an exception on a Title Commitment, such matter shall be deemed waived by Purchaser and shall be a Permitted Encumbrance. The parties acknowledge that some of the Leased Real Property may be located in shopping centers, and as such, unless the leased premises are a free standing building located on a separate pad with its own legal description ("Free Standing Premises") the Title Commitments for such Leased Real Property will contain encumbrances for entire shopping centers. Notwithstanding anything to the contrary contained herein, while Title Commitments will be delivered for such Leased Real Property, no surveys will be delivered and no Title Policies will be issued for Leases unless such Leases are for Free Standing Premises. Purchaser may not object to title encumbrances for such Leased Real Property that do not affect the premises leased under the Leases, which such encumbrances shall be deemed to be Permitted Encumbrances.

     (b) Property Inspection.

     (A) Between the date of this Agreement and the Closing Date, Purchaser and Purchaser's agents, employees, contractors, representatives and other designees (hereinafter collectively called "Purchaser's Designees") shall have the right to enter the Leased Real Property for the purposes of inspecting the Leased Real Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, environmental studies, and conducting any other investigations, examinations, tests, and inspections as Purchaser may reasonably require to assess the condition of the Leased Real Property; provided, however, that (i) any activities by or on behalf of Purchaser, including, without limitation, the entry by Purchaser or Purchaser's Designees onto the Leased Real Property, or the other activities of Purchaser or Purchaser's Designees with respect to the Leased Real Property (hereinafter called "Purchaser's Activities") shall not damage the Leased Real Property in any manner whatsoever or disturb or interfere with the rights of any lessor; (ii) in the event the Leased Real Property is altered or disturbed in any manner in connection with any Purchaser's Activities, Purchaser shall immediately return the Leased Real Property to the condition existing prior to Purchaser's Activities; (iii) Purchaser shall in no event without Seller's prior written consent disclose the results of any of its investigations, examinations, tests, or inspections to any party (including any Government unless required by law) other than to its lenders, attorneys, consultants, and investors; and (iv) Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Purchaser's Activities. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase I" evaluation without the prior written consent of Seller and the lessor of any Leased Real Property.

     (B) Purchaser shall have until the date which is the later of (i) thirty days after the date of this Agreement or (ii) fifteen days following receipt of the documents referred to in Section 4.12 (hereinafter called the "Due Diligence Date"), to perform such investigations, examinations, tests and inspections as Purchaser shall deem necessary or desirable to determine whether the Assets are suitable and satisfactory to Purchaser and can be used for Applebee's franchise restaurants. In the event Purchaser shall determine that the Assets are not reasonably suitable and satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller on or before the Due Diligence Date. If Purchaser does not terminate this Agreement in accordance with this Section 7.1(b) on or before the Due Diligence Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 7.1(b).

     (C) Prior to any entry by Purchaser or any of Purchaser's Designees onto the Leased Real Property, Purchaser shall: (i) procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Purchaser's Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (ii) deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any Purchaser's Activities. Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier of (i) the termination of this Agreement and the conclusion of all Purchaser's Activities; or (ii) Closing.

     (D) Purchaser acknowledges that Seller may deliver to Purchaser certain documents and information in possession of Seller or Seller's agents with regard to the Real Property (hereinafter called the "Due Diligence Materials"). The Due

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
Diligence Materials will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchaser for Purchaser's informational purposes. Until Closing, Purchaser and Purchaser's Designees shall maintain all Due Diligence Materials as Confidential Information.

     7.2 Purchaser's Conditions to Closing. The obligations of Purchaser hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchaser, be waived:

     (a) Subject to the matters disclosed in the Disclosure Memorandum as supplemented by Seller from time to time to reflect any event or occurrence after the date hereof, all representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing.

     (b) Any supplement to the Disclosure Memorandum delivered by Seller shall not reflect in Purchaser's reasonable judgment any material adverse change in the Assets or the Business.

     (c) Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

     (d) Seller shall have obtained and delivered to Purchaser all consents necessary to transfer and assign the Assets (except for Minor Contracts) to Purchaser.

     (e) Purchaser and Franchisor shall have entered into a franchise agreement with respect to each Restaurant and development agreements with respect to each ADI in the Territory.

     (f) Purchaser shall have obtained, either from Seller or directly from the issuing authority, all permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements or otherwise as reasonably indicated by Purchaser; provided, however, that if Purchaser is unable to obtain from local municipal or county authorities a permit necessary for such operation of the Restaurants, and Purchaser reasonably believes that it will be able to obtain such a permit within two months of the Closing Date, Closing of the transactions contemplated hereunder will not be delayed if Seller delivers to Purchaser a duly executed and mutually acceptable liquor license management agreement or agreements.

     (g) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchaser.

     (h) The Owned Real Property and any leases of real property on which a Restaurant is located (other than the Leases) shall be acquired by USRP, an affiliated entity of USRP or by Purchaser, prior to or effective as of the Closing Date.

     (i) Purchaser shall have been issued the Title Policies.

     (j) Seller shall have delivered the items required by Section 2.4(a).

     (k) There shall be no Material Adverse Change in the financial condition of the Restaurants. As used herein, the term "Material Adverse Change" shall mean a decrease in sales of all Restaurants in the aggregate in an amount equal or more than 10% during the period from the date hereof through the Closing Date relative to the same period during 1997.

     7.3 Seller's Conditions to Closing. The obligations of Seller hereunder are subject to satisfaction of each of the following conditions at or before

Closing, the occurrence of which may, at the option of Seller, be waived:

     (a) All representations and warranties of Purchaser in this Agreement shall be true on and as of the Closing, and Purchaser shall have delivered to Seller a certificate to such effect dated as of the Closing Date.

     (b) Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

     (c) Franchisor shall have agreed to terminate the Franchise Agreements effective as of the Closing.

     (d) The Owned Real Property and any leases of real property on which a Restaurant is located (other than the Leases) shall be acquired by USRP, an affiliated entity of USRP or by Purchaser, prior to or effective as of the Closing Date.

     (e) Seller shall have obtained all the Consents.

     (f) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

     (g) Purchaser shall have delivered the items required by Section 2.4(b).


                         ARTICLE VIII - INDEMNIFICATION

     8.1 Purchaser Claims. (a) Seller shall defend, indemnify and hold harmless Purchaser and its officers, directors, agents, employees and Affiliates and Purchaser's successors and assigns ("Purchaser Parties"), against, and in respect of:

     (i) Any and all damages, losses, liabilities, costs, and expenses incurred or suffered by Purchaser Parties that result from, relate to, or arise out of:

     (A) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

     (B) any failure by Seller to carry out any covenant or agreement contained in this Agreement or liability related to noncompliance with any bulk sales laws;

     (C) any misrepresentation or breach of warranty by Seller contained in this Agreement, the Disclosure Memorandum, or any certificate, furnished to Purchaser by Seller pursuant hereto; or

     (D) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Seller's dealings, agreement, or arrangement with such Person.

     (ii) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs, and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing including all such expenses reasonably incurred in mitigating any damages resulting to Purchaser Parties from any matter set forth in subsection (i) above.

     (b) Notwithstanding the foregoing, Seller shall have no liability for indemnification or otherwise with respect to Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) until the aggregate liability of Seller thereunder exceeds $100,000 (at which point the Seller will be obligated to indemnify the Purchaser Parties from and against all such liabilities relating back to the first dollar). In no event shall the aggregate liability of Seller under Section 8.1(a)(i)(C) (and Section 8.1(a)(ii) to the extent the items covered thereby relate back to Section 8.1(a)(i)(C)) exceed $2,500,000.

     (c) The amount of any liability of Seller under this Section 8.1 shall be computed net of any tax benefit to Purchaser from the matter giving rise to the claim for indemnification hereunder and net of any insurance proceeds received by Purchaser with respect to the matter out of which such liability arose. (d) The representations and warranties of Seller contained in this Agreement, the Disclosure Memorandum, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive the consummation of the transactions contemplated herein (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect for the periods specified below (the "Survival Period").

     (i) the representations and warranties contained in Section 3.5(d) shall be of no further force and effect after thirty days from the date of the Closing.

     (ii) the representations  and warranties  contained in Sections 3.1 through
3.4 and Section 3.7(g) shall survive until the expiration of any applicable statutes of limitation provided by law (if there is no applicable statute of limitations, such representations and warranties shall survive indefinitely); and

     (iii) all other representations and warranties of Seller shall be of no further force and effect after eighteen months from the date of the Closing.

     Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a written claim for indemnification which was made in reasonable detail before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to the claims so asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

     (e) Except for claims arising under Sections 4.1, 4.3, 4.4 and 4.11 which shall survive the Closing, Purchaser may not assert any claim against Seller for breach of any covenant contained in Article IV (following the Closing) and all such claims shall be deemed to be waived as a result of the Closing.

     (f) Purchaser shall provide written notice to Seller of any claim for indemnification under this Article as soon as practicable; provided, however, that failure to provide such notice on a timely basis shall not bar Purchaser's ability to assert any such claim except to the extent that Seller is actually prejudiced thereby. Purchaser shall make commercially reasonable efforts to mitigate any damages, expenses, etc. resulting from any matter giving rise to liability of Seller under this Article.

     (g) Notwithstanding any other provision of this Article VIII, the aggregate principal amount of the obligation of Seller under this Article VIII shall not exceed the gross proceeds actually received by the Seller in connection with this Agreement and the transaction contemplated hereby.

     8.2 Defense of Third Party Claims. With respect to any claim by Purchaser under Section 8.1, relating to a third party claim or demand, Purchaser shall provide Seller with prompt written notice thereof in accordance with Section
10.4 and Seller may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Purchaser any such claim or demand, and Purchaser, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Seller is defending in good faith any such third party claim, Purchaser shall not settle or compromise such third party claim. In any event Purchaser shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.

     8.3 Seller Claims. Purchaser shall indemnify and hold harmless Seller against, and in respect of, any and all damages, claims, losses, liabilities, and expenses, including without limitation, legal, accounting and other expenses, which may arise out of: (i) any breach or violation by Purchaser of any covenant set forth herein or any failure to fulfill any obligation set forth herein, including, but not limited to, the obligation to satisfy the Assumed Liabilities; (ii) any breach of any of the representations or warranties made in this Agreement by Purchaser (provided that such representations and warranties shall be of no further force and effect after eighteen months after the Closing
Date); or (iii) any claim by any Person for any brokerage or finder's fee or commission in respect of the transactions contemplated hereby as a result of Purchaser's dealings, agreement, or arrangement with such Person.

     8.4 Exclusive  Remedies.  The rights and remedies of the parties under this
Article VIII shall be the sole and exclusive rights and remedies that either party may seek for any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief.

     8.5 Settlement of Disputes. (a) Arbitration. All disputes with respect to any claim for indemnification under this Article VIII and all other disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association ("AAA"). The two arbitrators so selected shall name a third arbitrator within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

     (iii) The arbitration hearing shall be held in Wichita, Kansas (in the case of arbitration initiated by Seller) or in Atlanta, Georgia (in the case of arbitration initiated by Purchaser) at a location designated by a majority of the arbitrators. The Commercial Arbitration Rule of the AAA shall be used and the substantive laws of the State of Georgia (excluding conflict of laws provisions) shall apply;

     (iv) An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

     (v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section 8.5 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     (b) Emergency Relief. Notwithstanding anything in this Section 8.5 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

                            ARTICLE IX - TERMINATION

     9.1 Termination.

     (a) This Agreement may be terminated as follows:

     (i) At any time by the mutual consent of Seller and Purchaser;

     (ii) By Purchaser pursuant to Section 7.1;

     (iii) By Seller if Purchaser shall not (i) have obtained and provided Seller a copy of a commitment letter for the financing of the transactions contemplated hereby within fifteen (15) days from the date hereof; (ii) been approved hereof as a franchisee with respect to the Territory by Franchisor within forty five (45) days of the date hereof, (iii) reached agreement with Franchisor as to a development schedule and other material terms of franchise and development agreements with respect to the Territory within forty five (45) days from the date hereof; or

     (iv) By either Seller or Purchaser, at its sole election, at any time after the Termination Date, if the Closing shall not have occurred on or prior to such date.

     (b) In the event of the termination of this Agreement pursuant to subparagraph (a)(iv) above because Seller or Purchaser, as the case may be, shall have willingly failed to fulfill its obligations hereunder, the other party shall, subject to Section 8.5, be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

     (c) Section 6.2, Article VIII, and Article X hereof shall survive the termination of this Agreement.


                           ARTICLE X - MISCELLANEOUS

     10.1 Expenses. (a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     (b) Purchaser and Seller shall split equally all filing fees, if any, required under the HSR Act.

     (c) Purchaser and Seller shall split equally the costs of obtaining the Title Commitments, the Surveys and Title Policies and all transfer, intangible, recording, and documentary taxes, stamps, and fees with respect to the transfer of the Leases. Purchaser shall pay the cost of all environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchaser.

     (d) Purchaser shall pay any costs associated with the transfer of any Permits and the cost of obtaining liquor licenses or other Permits that are not assignable.

     (e) The parties shall split equally the cost of any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Assets constituting personal property.

     (f) Seller shall pay the costs of obtaining any Consents subject to Section 4.9.

     (g) Following the Closing, Seller shall pay to Purchaser on a monthly basis as billed the amount of all gift certificates issued by Seller prior to the Closing and redeemed thereafter.

     10.2 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and constitutes a complete statement of the terms of such transaction. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Neither party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of the other party not set forth in this Agreement, the Disclosure Memorandum, or any certificate delivered pursuant to this Agreement.

     10.3 Assignment and Binding Effect. Purchaser may assign the right to receive any of the Assets at Closing to any affiliate or other third party reasonably acceptable to Seller and acceptable to Franchisor, provided that no such assignment shall affect Purchaser's liability hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

     10.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopy or by first class registered or certified United States Mail, with proper postage prepaid, as follows:


If to Seller, to:                           With a required copy to:
Apple South, Inc. Hancock                   Kilpatrick Stockton LLP
at Washington Madison, Georgia 30650        1100 Peachtree Street, Suite 2800
Attention:  Louis J. (Dusty) Profumo        Atlanta, Georgia  30309
Fax:  706-343-2434                          Attention:  Larry D. Ledbetter, Esq.
                                            Fax:  404-815-6555

If to purchaser:                            With a required copy to:
Darrel Rolph                                Hinkle, Eberhart & Elkouri, L.L.C.
1877 N. Rock Road                           Suite 2000, Epic Center
Wichita, Kansas 67206                       301 North Main Street
Attention: Darrel L. Rolph                  Wichita, Kansas  67202
Fax: 316-681-2481                           Attention:  Winton M. Hinkle
                                            Fax:  316-264-1518


or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date actually delivered, or if mailed, four days after deposit in the U. S. Mail properly addressed with adequate postage affixed.

     10.5 GEORGIA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

     10.6 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.9 Public Announcements. Purchaser and Seller will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law, refrain from issuing any press release, publicity statement, or other public notice relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review and comment thereon.

     10.10 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     10.11 Disclaimer of Warranties. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i) SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i) SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE ASSETS "AS IS", "WHERE IS", AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE ASSETS BY SELLER OR ANY THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT TO THE EXTENT OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i) SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, ENVIRONMENTAL CONDITION, TITLE, VALUE, QUALITY, QUANTITY, CONDITION OR SALABILITY OF ANY OF THE ASSETS, OR AS TO THE PRESENCE ON OR ABSENCE FROM THE ASSETS OF ANY HAZARDOUS MATERIAL. THE TERMS AND CONDITIONS OF THIS SECTION 10.11 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE ASSETS ON THE CLOSING DATE WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT AND IN THE CLOSING CERTIFICATE REQUIRED BY SECTION 2.4(a)(i).

     10.12 Purchaser's Right to Rely. NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, PURCHASER'S INSPECTIONS AND INVESTIGATIONS OF THE ASSETS SHALL NOT IN ANY WAY OBVIATE OR HAVE ANY EFFECT ON SELLER'S REPRESENTATIONS,
WARRANTIES, AND COVENANTS MADE HEREIN. FURTHER, ANY DISCLOSURE BY SELLER OR SELLER'S EMPLOYEES OR AGENTS, OTHER THAN A DISCLOSURE APPEARING ON THE DISCLOSURE MEMORANDUM SHALL NOT IN ANY WAY OBVIATE OR HAVE ANY EFFECT ON SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS MADE HEREIN.

     10.13 Time. Time is and shall be of the essence of this Agreement.

     10.14 Guarantee. Darrel L. Rolph and David K. Rolph each agrees to guarantee the performance and obligations of Purchaser hereunder; provided that such guarantee shall terminate immediately after the Closing, and Seller has relied upon such guarantee in entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                              SELLER:
                                                              APPLE SOUTH, INC.

                                                              By:
                                                              Name:
                                                              Title:


                                                              PURCHASER:
                                                              DARREL L. ROLPH


                                                              GUARANTORS:
                                                              Darrel L. Rolph
                                                              David K. Rolph

                            EXHIBIT TABLE OF CONTENTS



EXHIBIT                            TITLE

A                                  Bill of Sale and Assignment Agreement

B                                  Opinion of Seller's Counsel

C                                  Opinion of Purchaser's Counsel

D                                  Allocation of Purchase Price




     Exhibits to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filling of this Form 10-Q, the Registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.






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